Free Writing Prospectus Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated May 12, 2020 (to Preliminary Prospectus dated April 30, 2020) Registration Statement No. 333 - 237928 This free writing prospectus relates to the proposed public offering of securities of Digirad Corporation (the “Company”) that are being registered on a Registration Statement on Form S - 1 (No.333 - 237928) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated April 30, 2020 included in that Registration Statement, which can be accessed through the following link: https:// www.sec.gov/Archives/edgar/data/707388/000138713120004304/drad - s1_043020.htm The Company has filed the Registration Statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov .

Building & Construction Real Estate & Investments Healthcare Investor Presentation - May 2020 DIGIRAD Corporation A Diversified Holding Company (HoldCo) seeking growth both organically and through acquisitions Common Stock Nasdaq: DRAD Series A 10% Preferred Stock Nasdaq: DRADP

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 : This presentation contains forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 . All statements in this presentation that are not statements of historical fact are hereby identified as “forward - looking statements” for the purpose of the safe harbor provided by Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended . Forward - looking Statements include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, development of commercially viable products, novel technologies, and modern applicable services, (ii) projections of income (including income/loss), EBITDA, earnings (including earnings/loss) per share, free cash flow (FCF), capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of Digirad Corporation (“Digirad,” “DRAD” or the “Company”) or acquisition targets and (iv) the assumptions underlying or relating to any statement described above . Moreover, forward - looking statements necessarily involve assumptions on the Company’s part . These forward - looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions . Such forward - looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over . Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties . Factors that may influence or contribute to the inaccuracy of forward - looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the substantial amount of debt of the Company and the Company’s ability to repay or refinance it or incur additional debt in the future ; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the Company preferred s tock ; the restrictions contained in the debt agreements that limit the discretion of management in operating the business ; the length of time associated with servicing customers ; losses of significant contracts ; disruptions in the relationship with third party vendors ; accounts receivable turnover ; insufficient cash flows and resulting illiquidity ; the Company's inability to expand the Company's business ; unfavorable changes in the extensive governmental legislation and regulations governing healthcare providers and the provision of healthcare services and the competitive impact of such changes (including unfavorable changes to reimbursement policies) ; high costs of regulatory compliance ; the liability and compliance costs regarding environmental regulations ; the underlying condition of the technology support industry ; the lack of product diversification ; development and introduction of new technologies and intense competition in the healthcare industry ; existing or increased competition ; risks to the price and volatility of the Company’s common s tock and p referred stock ; stock volatility and illiquidity ; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company preferred s tock ; the Company’s ability to execute on its business strategy (including any cost reduction plans) ; the Company’s failure to realize expected benefits of restructuring and cost - cutting actions ; the Company’s ability to preserve and monetize its net operating losses ; risks associated with the Company’s possible pursuit of acquisitions ; the Company’s ability to consummate successful acquisitions and execute related integration, including to successfully integrate ATRM’s operations and realize the synergies from the acquisition, as well as factors related to the Company’s business (including ATRM) including economic and financial market conditions generally and economic conditions in the Company’s markets ; failure to keep pace with evolving technologies and difficulties integrating technologies ; system failures ; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future ; and the continued demand for and market acceptance of the Company’s services . For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10 - K and Quarterly Reports on Form 10 - Q . This presentation reflects management’s views as of the date presented . All forward - looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements . Further, any forward - looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward - looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events . The Company has filed a registration statement on Form S - 1 (Registration No .: 333 - 237928 ) with the Securities and Exchange Commission for the offering to which this presentation relates . Before you invest, you should read the registration statement and other documents that we have filed with the Securities and Exchange Commission for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the Commission’s website at www . sec . gov . Non - GAAP Financial Measures : The information provided herein includes certain “non - GAAP financial measures” as such term is defined in Item 10 (e) of Regulation S - K promulgated by the Securities and Exchange Commission . These non - GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations of the Company . Certain items are excluded from non - GAAP financial measures to provide additional comparability measures from period to period . These non - GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies . Specifically, this presentation presents the non - GAAP financial measures “Adjusted EBITDA” (defined as “earnings before interest, taxes, depreciation, amortization adjusted for stock - based compensation and other one - time transaction costs such as merger and acquisitions, financing and etc . ”) and “Free Cash Flow” (defined as “net cash from operating activities excludes expenditures on purchases of property and equipment, net of dispositions”) . The most directly comparable measures for these non - GAAP financial measures are net income and diluted net income per share . The non - GAAP adjusted EBITDA financial measure used by the Company is intended to provide an enhanced understanding of underlying operational measures to manage the Company’s business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals . 3 Forward - looking Statements

4 Offering Summary ISSUER: Digirad Corporation (“Digirad” or the “Company”) EXCHANGE //SYMBOL : Nasdaq GM // DRAD Shares Outstanding (1) : 2,055,158 OFFERING SIZE: $5.0 million (excluding 15% over - allotment option) OFFERING TYPE : S - 1 Follow - On Offering SECURITIES OFFERED: Common stock (or pre - funded warrants in lieu thereof) ANTICIPATED USE OF PROCEEDS: To fund its KBS Projects (three modular housing projects to be constructed in New England), working capital and for other general corporate purposes UNDERWRITER: Maxim Group LL C ANTICIPATED PRICING : Week of May 18, 2020 _____________________________________________________________________ (1) As of 3/31/2020; excludes 140,127 shares of common stock reserved for issuance pursuant to grants outstanding under the Company’s equity incentive plans

Digirad Corporation (NasdaqGM: DRAD) Common Stock: ( Nasdaq: DRAD) 2.05 million shares as of 3/31/20 Series A Preferred Stock ( Nasdaq: DRADP) 1.92 million shares as of 3/31/20 10% annual cash dividend 5 Digirad Corporation has three operating business divisions: Diagnostic Imaging Diagnostic Services Mobile Healthcare Across the USA Healthcare KBS Builders EGBL Building & Construction Offers mobile imaging services to medical providers in - office Provides mobile diagnostic imaging including CT, MRI, PET, PET/CT, and nuclear medicine and healthcare expertise Develops, sells, and maintains solid - state gamma cameras for hospitals and physicians Manufactures and distributes modular housing units Commercial and residential projects Manufactures engineered wood products and building materials for both residential and commercial contractors; operates a professional lumber yard and showroom Real Estate & Investments Real Estate Investments Maine/New England Minneapolis - area Manages real estate assets of HoldCo Future acquisition targets could have underappreciated real estate assets Strategic investments could be made in potential acquisition targets for HoldCo • Transformed into a diversified holding company (“HoldCo”) through the acquisition of ATRM Holdings as initial “kick - off” transaction • Merger closed on 9 / 10 / 2019 • Issued a tax - efficient Series A 10 % Preferred stock (non convertible) • HoldCo structure : separate business divisions with shared corporate functions

6 Management team DAVID NOBLE CHIEF OPERATING OFFICER & CHIEF FINANCIAL OFFICER • Over 20 years of experience in investment banking; recently was Head of Equity Capital Markets for the Americas at HSBC. • Served as Managing Member of Noble Point LLC, a business and financial advisory firm. • Holds an MBA in Finance from MIT and a BA from Yale. MATTHEW MOLCHAN CEO: HEALTHCARE • Joined Digirad in 2007 via the acquisition of Ultrascan, Inc. • Previously held various executive positions in business development, finance and operations at Somera, Inc. and Equifax, Inc. • Holds a BS in Economics from the US Air Force Academy and MBA in Finance from the University of Southern California. JEFFREY EBERWEIN CHAIRMAN OF THE BOARD OF DIRECTORS • 25 years of Wall Street experience; Founder and CEO of Lone Star Value Management. • Portfolio Manager at Soros Fund Management. • Chairman of Hudson Global, Inc., a global recruitment company; Board member of Novation Companies, Inc., Crossroads Systems, Inc., • Holds an MBA from The Wharton School, and a BBA from The University of Texas.

Investment Highlights 7 FY 2019 Highlights (vs. FY 2018) Benefits of Digirad’s HoldCo Structure • Improved revenue, cash flow, and earnings due to cost savings and other efficiencies • Optimized capital allocation expected to maximize ROIC and ROE over the long term • Operating CEOs focused substantially on operations and growth rather than on corporate functions • Platform for future bolt - on acquisitions and other growth opportunities $114.2M Revenue +9.6% $22.1M Gross Profit +21% $91.6M NOL @ 12/31/2019 $7.7M Adjusted EBITDA (1) +29% _____________________________________________________________________ (1) This presents non - GAAP financial measures. A discussion of the reasons why management believes that the presentation of non - GAAP financial measures provides useful information to investors regarding Digirad’s financial condition and results of operations is included as Exhibit 99.2 (with a reconciliation included in Exhibit 99.1) to Digirad’s report on Form 8 - K filed with the Securities and Exchange Commission on March 6, 2020.

HoldCo Structure 8 Publicly - Traded HoldCo CEO: Matt Molchan Healthcare CEO: Matt Molchan Real Estate & Investments Building & Construction GM: Matt Mosher/Scott Jarchow HoldCo Chairman (Jeff Eberwein) HoldCo COO and CFO (David Noble) HoldCo VP - Legal (Hannah Bible) Bank Relationships Treasury Finance Accounting Purchasing Shared Corporate Functions IT HR Investor Relations Legal Compliance

Operating Business Divisions 9 Healthcare Building & Construction Real Estate & Investments 1 2 3

Digirad Health 10 1 Diagnostic Imaging Diagnostic Services Mobile Healthcare Across the USA Healthcare Offers mobile imaging services to medical providers in - office Provides mobile diagnostic imaging including CT, MRI, PET, PET/CT, and nuclear medicine and healthcare expertise Develops, sells, and maintains solid - state gamma cameras for hospitals and physicians

Digirad Health: Diagnostic Imaging 11 Manufactures, sells, and services a wide range of solid - state cameras that offer unmatched imaging and flexibility SUPERIOR - Image quality - Greater flexibility - Smaller footprint - Fast imaging acquisition times NATION - WIDE FIELD SERVICE Engineers provide flexible support for Digirad and non - Digirad models - Remote Support - Onsite Service - Applications Support - Preventative Maintenance - Parts Support Website : https : //www . digirad . com/cameras/ FLEXIBLE SOLUTION Customers: Physicians and Hospitals Location: their offices, satellite clinics, healthcare facilities and hospitals Convenient: As needed, where needed, when needed

Offers mobile imaging services to medical providers on - site as an alternative to purchasing the equipment themselves or outsourcing the procedures to other providers Digirad Health: Diagnostic Services 12 Website : https : //www . digirad . com/diagnostic - services/ STAFF Offers highly - skilled, trained, and certified nuclear medicine technologists and cardiac stress technicians MAINTENANCE Services all major brands of nuclear gamma cameras ACCREDITATION Assists clients with accreditation process SOLUTIONS / EQUIPMENT Provides turn - key, diagnostic solutions to hospitals and healthcare systems and a variety of solid - state imaging cameras (fixed site and mobile systems) LICENSING Extensive portfolio of existing licenses and certifications SUPPLIES Wide range of nuclear imaging supplies and radiopharmaceuticals

LARGE FLEET - Bone Densitometry - Cath Lab - CT Scanners - Mammography Units - MRI Units - Nuclear Medicine Units - PET/CT Units - Ultrasound Units Digirad Health: Mobile Healthcare 13 Provides provisional healthcare and contract diagnostic imaging through a convenient, mobile - service platform EXPERTISE Healthcare expertise to hospitals, integrated delivery networks (“IDNs”), and federal institutions LOW COST / EASY ACCESS - Efficient alternatives to owning . and operating the equipment - Fully equipped, furnished and . . ready for patients Website : https : //www . dmshealth . com/ WIDE COVERAGE Across the entire United States

$49.3 $47.7 $11.6 $12.0 $12.0 $13.9 $3.6 $4.9 $42.9 $41.3 $10.8 $10.6 $- $20 $40 $60 $80 $100 $120 FY 2018 FY 2019 Q4 2018 Q4 2019 Revenue by Healthcare Division ($ in million) Diagnostic Services Diagnostic Imaging Mobile Healthcare 14 Digirad Health: Financial Highlights $9.5 $10.2 $1.8 $2.7 $5.1 $5.1 $1.5 $2.1 $3.7 $5.0 $0.4 $1.6 $- $5 $10 $15 $20 $25 FY 2018 FY 2019 Q4 2018 Q4 2019 Gross Profit by Healthcare Division ($ in million) Diagnostic Services Diagnostic Imaging Mobile Healthcare $104.2* $102.9 $26.0* $27.6 $18.3 $20.3 $3.7 $6.4 * Includes $0.3M and $3.4M of revenue from the Telerhythmics business in the fourth quarter of 2018 and full year 2018, respe cti vely. Digirad’s Telerhythmics business was sold on October 31, 2018.

Building and Construction 15 2 KBS Builders EGBL Building & Construction • Manufactures and distributes modular housing units • Commercial and residential projects • Manufactures engineered wood products and building materials for both residential and commercial contractors • Operates a professional lumber yard and showroom Maine/New England Minneapolis - area

MODULAR UNITS - Residential homes / town houses - Apartment buildings and condos - Multi - story commercial/office buildings - Other commercial applications, hospitals, schools, etc. Building and Construction: KBS Builders 16 Maine - based designer, manufacturer, and distributor of modular housing units BENEFITS OF MODULAR UNITS: - Shorter construction period - Significantly lower labor costs - Design flexibility - High quality control 3 LEASED FACILITIES South Paris, Maine: approx. 90,000 sq. ft. Oxford, Maine: approx. 90,000 sq. ft.) previously leased to a competitor of KBS; currently idle Waterford, Maine: approx. 60,000 sq. ft.; currently sub - leased to 3 rd party GEOGRAPHIC FOOTPRINT Network of local distributors and homebuilders across New England Website : https : //www . kbsbuildersinc . com/

Website: https://edgebuilderwallpanels.com/ Building and Construction: EGBL 17 - Operates a 34 , 000 sq . ft . leased wall panel manufacturing plant in Prescott, WI and services the Midwest Area - Clients : commercial contractors - Operates a 30 , 000 sq . ft . leased professional lumber yard and showroom in Oakdale, MN, and services the upper Midwest states of WI, IA, MN, ND, and SD - Clients : commercial and residential contractors EGBL consists of two business divisions: PRODUCTS Raw lumber, drywall, doors, windows, kitchen and bathroom cabinets, and utility sheds SERVICES Roofing, millwork, and customized design PRODUCTS Wall panels, permanent wood foundations, and engineered wood products SERVICES Sustainable green building practices, quality structural components, advanced design solutions BENEFITS Reduced building time, overhead & labor costs, defects, site thefts, and delays Customization and environmentally conscious materials SYNERGIES Using excess capacity at KBS for wall panel manufacturing needs based on EdgeBuilder’s expertise and experience Website: https://glenbrooklumber.com/ EDGEBUILDER : GLENBROOK:

18 Building and Construction: Financial Highlights $34.5 $8.5 $11.3 $- $5 $10 $15 $20 $25 $30 $35 $40 FY 2018 Q4 2019 FY 2019 Revenue ($ in million) ATRM Part of HoldCo Since 9/10/2019 $3.0 $1.5 $2.0 $- $1 $1 $2 $2 $3 $3 $4 FY 2018 Q4 2019 FY 2019 Gross Profit ($ in million) ATRM Part of HoldCo Since 9/10/2019

19 KBS Growth Drivers – Actionable Near Term Opportunities • Commercial and residential segments driving growth over past 6 months o Key hires driving success o New sales associates targeting commercial scale projects o $ 50 m+ total pipeline and backlog  validates our strategy shift towards commercial projects o Goal to drive to 250 building modules of production in 2020 vs . 230 in 2019 o Offering proceeds intended to bolster working capital and help drive revenue growth o Proceeds from offering expected to be utilized for the largest of the three projects o As production scales, goal to open Oxford facility in 2021 o Oxford yearly production capacity is up to 600 building modules

Real Estate & Investments 20 3 Real Estate & Investments Real Estate Investments • Owns the real estate assets of HoldCo • Future acquisition targets could have underappreciated real estate assets • Strategic investments could be made in potential acquisition targets for HoldCo

2019 FINANCIAL HIGHLIGHTS & GROWTH INITIATIVES 21

22 2019 Financial Highlights $102.8 $25.9 $27.5 $11.3 $8.5 $0.08 $0.07 $- $20 $40 $60 $80 $100 $120 $140 FY 2018 FY 2019 Q4 2018 Q4 2019 Revenue by Business Division ($ in million) Healthcare Building & Construction Real Estate & Investments $104.2 $114.2 $25.9 $36.1 $20.3 $6.4 $2.0 $1.5 - $0.2 $0.0 $(1) $4 $9 $14 $19 $24 FY 2018 FY 2019 Q4 2018 Q4 2019 Gross Profit by Business Division ($ in million) Healthcare Building & Construction Real Estate & Investments $18.3 $22.1 $3.7 $7.9 Notes : Includes $0.3M and $3.4M of revenue from the Telerhythmics business in the fourth quarter of 2018 and full year 2018, respect ive ly. Digirad’s Telerhythmics business was sold on October 31, 2018 (1) Adjusted EBITDA for all of Digirad’s business divisions $- $1 $2 $3 $4 $5 $6 $7 $8 FY 2018 FY 2019 Q4 2018 Q4 2019 Adjusted EBITDA for Digirad (1) ($ in million) Adjusted EBITDA $6.0 $7.7 $0.8 $2.8

23 2019 Summary Condensed Balance Sheet (in thousands $) December, 31 2019 Total cash $1,821 Other current assets 27,728 Property and equipment 22,138 Operating lease right-of-use assets 4,827 Intangible assets 22,903 Goodwill 9,978 Other assets 1,165 Total assets $90,560 Current liabilities 28,178 Long-term debt 17,038 Operating lease liability 3,073 Other liabilities 1,574 Total liabilities $49,863 Preferred stock 19,602 Stockholders' equity 21,095 Total stockholders' equity and liabilities $90,560 $91.6M NOL @ 12/31/2019

24 Growth Strategy Seeking attractive acquisition opportunities to: • Expand existing business divisions through bolt - on acquisitions • Create new business divisions for HoldCo Organic Growth Healthcare • Expand geographic and client footprint for higher margin segments such as camera sales and mobile scanning services Building & Construction • In discussions for several new commercial construction projects to be built in 2020 in the New England area - this could lead to : • Increased utilization rate at the factory in South Paris, Maine • Opening of an idle facility in Oxford, Maine Real Estate & Investment • Completed a financing via commercial mortgages for our three plants : proceeds used to fund working capital requirements for Building & Construction division Acquisitions

25 Investment Highlights Diversified business lines with multiple revenue streams Healthcare business historically has provided stable cash flow $ 114M of Revenue and $7.7M of Adj. EBITDA in 2019 Platform for future bolt - on acquisitions and other growth opportunities Experienced management team with public company track record

APPENDIX 26

HoldCo: Future Acquisitions Strategy TARGETS : PUBLIC OR PRIVATE COMPANIES • Annual Revenues of $ 3 - 10 M that can benefit from lower overhead costs as part of HoldCo structure • Existing assets, earnings, and cash flows (no start - ups or venture capital - type situations ) • Opportunities for improved operating / financial performance • Bolt - on for existing platform or create new core operating segments • Operating in growth markets 27 ACQUISITION SYNERGIES : • Operating management teams largely freed up to focus on maximizing operations and pursuing growth opportunities • Sharing many corporate functions reduces corporate overhead costs • NOL at HoldCo level should offset US taxable income generated by operating businesses • Lower cost of capital • Improved access to capital • More flexible capital allocation

28 Historical Financial Data – Statements of Operations (In thousands) Three Months Ended December 31, Twelve Months Ended December 31, 2019 2018 2019 2018 Revenues: Healthcare $ 27,540 $ 25,928 $102,846 $ 104,180 Building and Construction 8,528 — 11,257 — Real Estate and Investments 74 — 82 — Total revenues 36,142 25,928 114,185 104,180 Cost of revenues: Healthcare 21,151 22,189 82,518 85,909 Building and Construction 6,992 — 9,244 — Real Estate and Investments 65 — 308 — Total cost of revenues 28,208 22,189 92,070 85,909 Gross profit 7,934 3,739 22,115 18,271 Total gross profit percentage 22.0% 14.4% 19.4% 17.5 % Healthcare 23.2% 14.4% 19.8% 17.5 % Building and Construction 18.0% — % 17.9% — % Real Estate and Investments 12.2% — % (275.6)% — % Operating expenses: Selling, general and administrative 6,927 4,829 21,575 20,456 Amortization of intangible assets 829 308 1,794 1,377 Merger and financing costs 284 — 2,342 — Goodwill impairment — — — 476 Gain (loss) on sale of building (4) — 232 507 Total operating expenses 8,036 5,137 25,943 22,816 Loss from operations (102) (1,398) (3,828) (4,545) Other expense: Other income (expense), net 67 51 (133) (61) Interest expense, net (429) (188) (1,156) (751) Gain (loss) on extinguishment of debt — — (151) (43) Total other expense (362) (137) (1,440) (855) Loss before income taxes (464) (1,535) (5,268) (5,400) Income tax benefit 207 621 375 1,561 Net loss from continuing operations (257) (914) (4,893) (3,839) Net (loss) income from discontinued operations — (680) 266 4,575 Net (loss) income (257) (1,594) (4,627) 736 Deemed dividend on Series A redeemable preferred stock (596) — (596) — Net (loss) income attributable to common shareholders $ (853) $ (1,594) $ (5,223) $ 736 Net (loss) income per share - basic and diluted Net loss per share, continuing operations attributable to common shareholders $ (0.42) $ (0.45) $ (2.69) $ (1.90) Net (loss) income per share, discontinued operations attributable to common shareholders — (0.34) 0.13 2.27 Net (loss) income per share attributable to common shareholders - basic and diluted $ (0.42) $ (0.79) $ (2.56) $ 0.37 Dividends declared per common share $ — $ — $ — $ 1.65 Weighted - average shares outstanding – basic and diluted 2,050 2,024 2,041 2,016 Net (loss) income $ (257) $ (1,594) $ (4,627) $ 736 Other comprehensive income (loss): Reclassification of tax provision impact — — 22 — Reclassification of unrealized gains on equity securities to retained earnings — — — (17) Total other comprehensive income (loss) — — 22 (17) Comprehensive (loss) income $ (257) $ (1,594) $ (4,605) $ 719

29 Historical Financial Data – Balance Sheets (In thousands) December 31, 2019 December 31, 2018 Assets: Current assets: Cash and cash equivalents $ 1,821 $ 1,545 Restricted cash 240 167 Equity securities 26 153 Accounts receivable, net 18,571 12,642 Inventories, net 7,097 5,402 Other current assets 1,794 1,285 Total current assets 29,549 21,194 Property and equipment, net 22,138 21,645 Operating lease right - of - use assets 4,827 — Intangible assets, net 22,903 5,228 Goodwill 9,978 1,745 Restricted cash — 101 Investments in and receivables from related parties — 275 Other assets 1,165 406 Total assets $ 90,560 $ 50,594 Liabilities, Mezzanine Equity and Stockholders’ Equity: Current liabilities: Accounts payable $ 8,932 $ 5,206 Accrued compensation 4,579 3,862 Accrued warranty 421 197 Deferred revenue 1,786 1,687 Short - term debt 4,036 — Payable from related parties 1,920 — Operating lease liabilities 1,866 — Other current liabilities 4,638 2,265 Total current liabilities 28,178 13,217 Long - term debt, net of current portion 17,038 9,500 Deferred tax liabilities 23 121 Operating lease liabilities, net of current portion 3,073 — Other liabilities 1,551 1,956 Total liabilities 49,863 24,794 Preferred stock, $0.0001 par value: 10,000,000 shares authorized: 10% Series A Cumulative Perpetual Preferred Stock, 8,000,00 0 s hares liquidation preference ($10.00 per share), 1,915,637 shares issued or outstanding at December 31, 2019 19,602 — Stockholders’ equity: Common stock, $0.0001 par value: 30,000,000 shares authorized; 2,050,659 and 2,024,979 shares issued and outstanding (net of tre asury shares) at December 31, 2019 and 2018, respectively — — Treasury stock, at cost; 258,849 shares at December 31, 2019 and December 31, 2018 (5,728) (5,728) Additional paid - in capital 145,352 145,430 Accumulated other comprehensive loss — (22) Accumulated deficit (118,529) (113,880) Total stockholders’ equity 21,095 25,800 Total liabilities, mezzanine equity and stockholders’ equity $ 90,560 $ 50,594

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(1) Based on Bloomberg data as of 03/04/20 - $ in millions.
(2) SPLP is a publicly-traded partnership as opposed to a C-corp structure.
(3) Incentive fees paid to management teams.

Digirad

30

31 Contact us Jeff Eberwein Chairman of the Board of Directors David Noble COO/CFO ir@digirad.com Investor Relations Lena Cati The Equity Group Inc. Vice President 212 - 836 - 9611 / lcati@equityny.com

Building & Construction Real Estate & Investments Healthcare Investor Presentation - May 2020 DIGIRAD Corporation A Diversified Holding Company (HoldCo) seeking growth both organically and through acquisitions Common Stock Nasdaq: DRAD Series A 10% Preferred Stock Nasdaq: DRADP